Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Reef Oil & Gas Partners, L.P.

Richardson, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 25, 2012, relating to the balance sheet of Reef Oil & Gas Partners, L.P., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
Dallas, Texas

October 4, 2012